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                                                                   Exhibit 23.2



                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Edmark Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-88258) on Form S-3 of Edmark Corporation of our report dated July 18, 1995, relating to the balance sheets of Edmark Corporation as of June 30, 1995 and 1994, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995, and all related schedules, which report appears in the June 30, 1995 annual report on Form 10-K of Edmark Corporation.

Our report refers to a change in the method of accounting for income taxes effective July 1, 1993.




KPMG PEAT MARWICK LLP


Seattle, Washington
November 3, 1995